EXHIBIT 23.5



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                                 [LETTERHEAD OF
               RAYMOND CHABOT GRANT THORNTON GENERAL PARTNERSHIP]


                       CONSENT OF INDEPENDENT ACCOUNTANTS


Bowater Incorporated
Bowater Canada Finance Corporation
55 East Camperdown Way
P.O. Box 1028
Greenville, South Carolina 29602
USA

Ladies and Gentlemen:

We hereby consent to the incorporation by reference into this registration statement on Form S-4 of Bowater Canada Finance Corporation and Bowater Incorporated of our report dated February 13, 2001 relating to the consolidated financial statements of Alliance Forest Products Inc. as of December 31, 2000 and 1999 and for each of the years in the three-year period ended December 31, 2000. We also consent to the reference to us under the heading "Experts" in the prospectus constituting part of the registration statement.

/s/  RAYMOND CHABOT GRANT THORNTON

Chartered Accountants
General Partnership

Montreal, Quebec
December 10, 2001